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                                                              EXHIBIT 99.6(a)(9)
                         EATON VANCE MUTUAL FUNDS TRUST

                       AMENDMENT TO DISTRIBUTION AGREEMENT

         AMENDMENT to the Distribution Agreement dated June 23, 1997 between EATON VANCE MUTUAL FUNDS TRUST (the "Trust") and EATON VANCE DISTRIBUTORS, INC. (the "Principal Underwriter") (the "Agreement").

         WHEREAS the Trustees of the Trust have established a new series of shares designated "Eaton Vance Municipal Bond Fund" (the "Municipal Fund"), which series issues four Classes of shares (as defined in the Agreement).

         The Agreement is hereby amended as follows:

         a. The price which the Principal Underwriter shall pay for Class I shares of Municipal Fund will be the net asset value used in determining the public offering price on which orders for such shares are based.

         b. The public offering price of Class I shares of Municipal Fund shall be determined in the same manner as the public offering price for Class A shares.

         c. The Principal Underwriter shall be entitled to receive all contingent deferred sales charges imposed in accordance with the Prospectus on early redemption of Class I shares of Municipal Fund.

         In all other respects, the Agreement as applied to Municipal Fund shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on this 17th day of October, 1997.

                                          EATON VANCE MUTUAL FUNDS TRUST

                                          By: /s/ M. Dozier Gardner
                                              ---------------------------------
                                                  M. Dozier Gardner, President


                                          EATON VANCE DISTRIBUTORS, INC.

                                          By: /s/ Wharton P. Whitaker
                                              ---------------------------------
                                                  Wharton P. Whitaker, President